CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F of Shell Canada Limited of our report dated January 31, 2003 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders.

/s/ PRICEWATERHOUSECOOPERS LLP

Chartered Accountants

Calgary, Alberta
January 31, 2003